Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)		April 24, 2009
Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced net income of $1.0 million for the first quarter of 2009 as compared to $5.6 million for the first quarter of 2008.  The Company reported $0.01 diluted earnings per share for the first quarter of 2009, as compared to $.42 diluted earnings per share for the first quarter of 2008.  While the Company experienced improvements in its net interest margin and noninterest income in first quarter 2009, these gains were more than offset by the increases in the provision for loan losses and noninterest expenses.  The Company recorded a $9.4 million provision for loan losses and net charge-offs totaled $4.4 million in the first quarter of 2009.  The provision for loan losses was $900,000 and net charge-offs totaled $627,000 in the first quarter of 2008.  Net income available to common stockholders was $183,000 for the first quarter of 2009, as compared to $5.6 million for the first quarter of 2008.

In announcing these results, the Company’s chairman and CEO, William Skoglund, stated, “Performance for the quarter was unfavorably impacted by a high level of provision for loan losses, a result of the underlying weaknesses in the economy.  We are disappointed that the continuing economic problems in the country and in our market areas necessitate these actions, but the difficult economic times require such actions on the part of management.  The Company continues with a strong capital position and management is confident that addressing credit issues proactively will position the Company to continue to meet the needs of its clients and communities as markets recover.”

In January 2009, the United States Department of the Treasury completed its investment of $73 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of Treasury’s TARP Capital Purchase Program (“CPP”).  The Company had a strong capital base prior to the receipt of the CPP investment monies and participation in the CPP further strengthened that position.  At March 31, 2009, the Company’s regulatory total capital and Tier 1 capital to risk weighted assets capital ratios were 13.86% and 10.75% as compared to 10.76% and 7.66% at December 31, 2008.  The same capital ratios at Old Second Bank were 11.69% and 10.43% at March 31, 2009 compared to 11.54% and 10.29% at December 31, 2008.  All of the Bank’s capital ratios continue to be well in excess of the regulatory guidelines for classification as “well-capitalized,” which is the highest regulatory capital classification.  Chairman Skoglund continued, “This year presents continuing challenges as both individuals and businesses experience the increasing burdens created by the economic environment.  We responded to these times by making a solid contribution to the loan loss reserve and adding capital through the issuance of preferred securities to position us to further future growth and lending opportunities.”  Chairman Skoglund closed by adding, “We are cognizant of the need to improve performance and asset quality, and we have reallocated resources to add to our credit remediation force, while simultaneously implementing a plan to reduce operating costs.”

Net interest income increased from $19.9 million in the first quarter of 2008 to $22.2 million in the first quarter of 2009.  Average earning assets grew $147.8 million, or 5.6%, from March 31, 2008 to March 31, 2009.  Average interest bearing liabilities increased $128.1 million, or 5.6%, during the same period.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.18% in the first quarter of 2008 to 3.37% in the first quarter of 2009.  The average tax-equivalent yield on earning assets decreased from 6.28%, in the first quarter of 2008 to 5.27%, or 101 basis points, in the first quarter of 2009.  At the same time, however, the cost of funds on interest-bearing liabilities decreased from 3.64% to 2.25%, or 139 basis points.  The interest income produced from the growth in average earning assets more than offset the cost of funding that growth in balances.  Additionally, the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income.

The Company recorded a $9.4 million provision for loan losses in the first quarter of 2009 as compared to a $900,000 provision in the first quarter of 2008.  On a linked quarter basis, the Company recorded a $21.2 million provision for loan losses in the fourth quarter of 2009.  An additional $3.0 million of allowance for loan losses was also assumed in the Heritage acquisition in the first quarter of 2008.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased to $123.7 million at March 31, 2009, from $108.6 million at December 31, 2008, and $13.3 million at March 31, 2008.  In the first quarter of 2009 and the fourth quarter of 2008, the Company recorded net loan charge-offs of $4.4 million and $4.1 million, respectively.  In the first quarter of 2008, the Company had net charge-offs of $627,000.  The distribution of the Company’s nonperforming loans at March 31, 2009 is included in the chart below:

	Nonaccrual	90 Days or More	Restructured Loans	Total Non performing	% Non Performing	Specific
	Total (1)	Past Due	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$60,533	$4,931	$—	$65,464	52.9%	$8,883
Real Estate - Residential, Investor	31,370	—	—	31,370	25.4%	1,387
Real Estate - Residential, Owner Occupied	7,887	259	—	8,146	6.6%	312
Real Estate - Residential, Revolving and Junior Liens	1,092	566	—	1,658	1.3%	274
Real Estate - Commercial	10,034	280	5,618	15,932	12.9%	1,192
Commercial and Industrial	1,004	9	—	1,013	0.8%	559
Other	118	—	—	118	0.1%	30
	$112,038	$6,045	$5,618	$123,701	100.0%	$12,637

(1) Nonaccrual loans included $11.2 million in restructured loans, $8.8 million in real estate construction, $1.9 million in commercial real estate, and $498,000 is in real estate - residential investor.

Within the real estate construction segment of the loan portfolio, $32.0 million of the non-accrual loans were to homebuilders for model homes, speculative home construction and lot inventory.  Within the homebuilder subset of the construction category, the largest exposure to a single borrower was $8.5 million and $1.4 million of the estimated loss allocation was to that credit.  While negotiations with the borrower and guarantors continue, sales in the project have stalled, support from the obligors has halted, and the Company is weighing available legal remedies.  Management reviewed the remaining homebuilder loan population and recorded an estimated  additional $3.7 million in allocation of provision to the remaining loans.  An additional $9.1 million of the nonaccrual construction loan total and $4.9 million of the ninety day past due and still accruing construction loan total is secured by undeveloped land intended for residential construction.  The $4.9 million loan is to a national real estate developer who management believed, as of March 31, 2009, had the ability to repay this debt.  In addition, a recent appraisal indicated that the loan to value ratio was approximately 69%.  The $9.1 million of nonaccrual loans secured by undeveloped land represented loans to two different borrowers in the amounts of $4.2 million and $4.9 million.  The original collateral value for the $4.2 million loan was recently strengthened with the addition of supplemental collateral management believed would be adequate to address the loss exposure on this loan.  The credit exposure on the $4.9 million loan had previously been reduced through a charge-off.  The borrowers enumerated above comprised approximately $46.0 million, or 70.3%, of the non-performing construction loan total.  The remaining $19.5 million in this category consisted primarily of commercial constructions loans and management estimated that a loss allocation of $3.8 million was adequate coverage on that grouping.

Within the residential investor segment, two borrower relationships comprised $22.2 million, or 70.6%, of the $31.4 million outstanding loans in this category.  The larger of these two relationships represented $15.8 million, or 50.4% of this category and 12.8% of total non-performing loans.  Management estimated a loss allocation amount of $818,000 on this larger credit, and estimated that there was no loss exposure on the second largest credit.  The larger credit is collateralized by two apartment complexes and by over 70 residential units in Northern Illinois.  The borrower entered Chapter 11 bankruptcy, and the bank has begun to receive cash flows from rents under a cash-collateral order.  Management of the properties is in place, and occupancy levels remain high.  The bank obtained new appraisals for the two apartment complexes and most of the other units.  The borrower has not yet submitted a reorganization plan under the Chapter 11 bankruptcy agreement.  The second credit in this category is secured by thirty single family residences located in the suburbs of Chicago.  Management is seeking a restructuring agreement with this borrower, and is working with the borrower to improve cash flows from rents, which have been impaired by tenant defaults, but a mutually acceptable agreement is not certain.  This credit was in non-accrual status as of March 31, 2009.  Management reviewed the remaining population of nonperforming residential investor loans and estimated that a loss allocation of $569,000  was adequate for these loans.

Within the commercial real estate segment of nonperforming loans, $5.3 million, or 33.4%, of the nonperforming category was attributable to a retail strip mall located in the southwest suburbs, and were classified restructured loans that were still accruing interest.  The bank has made short-term rate and payment concessions while the borrower has worked to improve occupancy.  The property has a substantial level of performing tenants, but does not have sufficient occupancy to perform on the credit based upon the original terms.  The bank structured an agreement to control the incoming rents and monitor the expenses incurred to control the interim payments to the loan.  Management estimated that the loan was adequately collateralized based upon the recent  appraised value, and also believes additional tenants will be procured during the forbearance period and, as such, management has not assigned a loss allocation to this credit.

A second $1.9 million restructured commercial real estate loan is secured by an office building in the western suburbs.  This credit was restructured to provide temporary cash flow relief when a major tenant filed for bankruptcy and stopped paying rent.  A replacement tenant was found, and the borrower had been complying with the modified terms.  Management was recently informed that a second tenant has stopped paying rent and efforts have been underway to work with the borrower to determine an acceptable solution.  The borrower had been making payments in excess of the amounts required under the modified terms and additionally has the added support of multiple guarantors.  No loss allocation was assigned to this credit and management further estimated that the collateral value of the property was sufficient relative to the credit exposure.

The remaining nonperforming loans include a variety of property types and the largest loan was for $2.3 million and is secured by a retail/office building.  This loan was on nonaccrual status and management has estimated a loss allocation amount of $290,000 based upon current appraised values.  The Company has focused primarily upon lending to small industrial, office, warehouse, and retail types of commercial real estate, and only 1.7% of all non-construction commercial real estate loans were nonperforming at March 31, 2009.

The Company has forty-four owner-occupied residential mortgages that were past due greater than ninety days.  All but two of those loans were on nonaccrual status, and most of those nonaccrual loans were also in process of foreclosure.  A number of these loans have mortgage insurance and management has estimated a loss exposure of $586,000 on this category.  The other category in the nonperforming table includes some small commercial and industrial, installment and other miscellaneous loans.  Management has estimated a loss allocation of $559,000 and $30,000, respectively, for these loan categories.

A linked quarter comparison of loans that were classified as performing, but past due thirty to eighty-nine days and still accruing interest, shows that this category increased from $35.6 million at December 31, 2008, to $41.7 million at March 31, 2009.  Of the March past due amount, $3.6 million, or 8.6%, was for various past due commercial land development and construction credits, $14.4 million, or 34.5%, were secured by one-to-four family real estate credits and $18.7 million, or 44.8%, were secured by nonfarm nonresidential properties with the balance of nonperformers attributable to various installment and one small farm loan credit.

As of the March 31, 2009 loan portfolio total, the Company had 16.4% invested in real estate construction and development loans and 41.5% invested in commercial real estate, and the Company has generally limited its lending activity to locally known markets and construction lending is typically based upon cost versus appraisal values.  Additionally, the Company does not have any material direct exposure to sub prime loan products as it has focused its real estate lending activities on providing traditional loan products to relationship borrowers in nearby markets versus nontraditional loan products or purchased loans originated by other lenders.

The ratio of the allowance for loan losses to nonperforming loans was 37.42% as of March 31, 2009, as compared to 37.99% at December 31, 2008 and 151.5% at March 31, 2008.  While this ratio decreased as compared to 2008, management believed the allowance coverage was sufficient due to the estimated loss potential.  Management determines the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth, the quality and composition of the loan portfolio, and loan loss experience.  The latter item is also weighted more heavily upon recent experience.  With the continued increase in the amount of nonperforming loans in 2008, and the prolonged deceleration in real estate building and development activity as compared to prior years, management increased the factors for residential, development and commercial real estate loans.  Management also assigned a higher factor for the higher risk construction and development portfolio.  As the slowdown in the development and construction sector was observed, combined with the Company’s concentration in these types of loans, management concluded that it represented increased risk that warranted higher provisioning.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 2.06% at March 31, 2009 as compared to 1.82% at December 31, 2008, and 0.92% at March 31, 2008.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $3.7 million from $15.2 million at December 31, 2008, to $19.0 million at March 31, 2009.  Of this amount, $12.6 million was attributable to one project that was acquired in December in satisfaction of the outstanding debt.  That project is comprised of residential townhomes, residential townhome lots, lots zoned for condominiums, and lots zoned for retail.  Townhome development in that project totaled $1.2 million in the first quarter of 2009, which was offset by $1.1 million in townhome sales and other adjustments.  Management based the estimated value of these assets upon recent appraisals as well as the actual sales data for the townhome portion.  The remaining OREO consists of multiple properties of different types.  This property group totaled $2.6 million at December 31, 2008 and increased by approximately $3.7 million to $6.3 million as of March 31, 2009.  Activity in the quarter included $3.9 million in additions, and valuation reductions of $300,000, primarily on the residential lot inventory.  The composition of the nondevelopment OREO properties at March 31, 2009 included $3.0 million in commercial real estate, $1.8 million in residential lots located in different local communities, and $1.5 million of value was ascribed to nine single-family residences.

Noninterest income was $9.2 million during the first quarter of 2009 and $8.9 million during the first quarter of 2008, an increase of $356,000, or 4.0%.  Aggregate mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $3.0 million, an increase of $652,000, or 27.4%, from the first quarter of 2008.  The largest increase in income from mortgage operations was in net gain on sales, which resulted from increased volume as borrowers refinanced in the declining rate environment.  The Company has done significant reengineering in its mortgage operations unit, and this process improvement is reflected both in its operating results as well as moving into the number one position in mortgage origination market share in both Kane and Kendall Counties.  Service charge income increased $57,000, or 2.8%, in the first quarter of 2009.  The primary sources of the increases were from commercial checking overdraft fees and the commercial checking service charge account categories.  The latter item increased in part from the reduced commercial earnings credits that are realized in a lower interest rate environment.

Realized losses on securities totaled $77,000 in the first quarter of 2009, whereas there was $308,000 in net realized gains in the first quarter of 2008.  The cash surrender value of bank owned life insurance (“BOLI”) decreased in the first quarter of 2009 and this category was $160,000, or 55.8%, lower than for the same period in 2008.  This performance decline was due in part to the continued decrease in interest rates available as well as incremental losses recorded on some of the underlying insurance investments.  Other noninterest income increased $460,000, or 41.9%, to $1.6 million in the first quarter of 2009 from $1.1 million in the first quarter of 2008.  Some of the larger sources of increase in the other income category were credit card processing fees, automatic teller machine surcharge and interchange fees, and fees collected from interest rate swap transactions.

Noninterest expense was $21.3 million during the first quarter of 2009, an increase of $1.2 million, or 5.8%, from $20.2 million in the first quarter of 2008.  Salaries and benefits expense was $10.9 million during the first quarter of 2009, a decrease of $738,000, or 6.3%, from $11.6 million in the first quarter of 2008.  Personnel expenses decreased in large part as a result of the management cost saving strategies that were announced in March 2009.  These initiatives include foregoing management bonuses and profit sharing contributions in addition to implementing a two percent reduction in the 401K match percentage.  Management also made the decision to delay filling open positions and a layoff affecting forty employees was completed late in March 2009.  While severance costs related to the reduction in force increased first quarter personnel expense by approximately $494,000, the decision to eliminate profit sharing and bonus more than offset that amount.  Management estimates that an additional $6.5 million in savings will be realized from these initiatives over the remainder of this year.  Management is also reviewing the profitability and client usage of various leasehold branches as part of the 2009 cost savings process, which would result in additional savings.

Occupancy expense increased $77,000, or 5.4%, from the first quarter of 2008 to the first quarter of 2009, primarily due to an increase in real estate taxes.  Furniture and equipment expense decreased $46,000, or 2.6%, from the first quarter of 2008 to the first quarter of 2009, and this decrease was attributable to elimination of computer rental costs.  Advertising expense in 2009 decreased by $60,000, or 16.1%, when compared to the same period in 2008, which included marketing costs related to the Heritage acquisition.  The 2009 FDIC insurance costs increased $515,000, or 170.5%, as premium expenses increased industry wide.  In addition to the general increase in insurance rates, Old Second Bank elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, through which all non-interest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest.  Other expense increased $1.2 million, or 27.2%, primarily due to increases in legal, consulting and other OREO related expenditures.  The latter category includes insurance and property taxes as well as periodic valuation adjustments.  An income tax benefit of $316,000 was recorded in the first quarter of 2009 as compared to $2.2 million in expense in the first quarter of 2008 primarily due to the lower level of pretax earnings in 2009 combined with a relatively high level of tax-exempt income.

Total assets decreased $82.7 million, or 2.8%, from December 31, 2008  to close at $2.90 billion as of March 31, 2009.  Loans decreased by $18.7 million as demand from qualified borrowers slowed, but the largest asset category decrease was a $46.0 million, or 11.3% decrease in securities available for sale.  In addition to experiencing a high rate of securities being called in the declining rate environment, the Company also sold some of the lower yielding bonds and incurred a net realized securities loss of $77,000 in the first quarter of 2009.  The largest changes by loan type included a $26.9 million, or 11.0% decrease in commercial and industrial loans, which was offset by growth of $9.4 million, or 1.3%, in residential real estate loans.

Goodwill is considered preliminary for up to one year from the acquisition date, and the Company decreased the goodwill attributable to the Heritage transaction by $1.5 million in the first quarter of 2009 along with an offsetting decrease to deferred taxes.  Goodwill and other intangible assets are also reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144,

“Accounting for the Impairment or Disposal of Long-Lived Assets.”  Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  The Company employs general industry practices in evaluating the impairment of its goodwill and other intangible assets.  The Company calculates the value of goodwill using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value, the price/earnings multiple under the market approach and the change in control premium to market price approach.  Management performed its annual review of goodwill at September 30, 2008 and has updated that review each quarter as the stock prices in the financial services sector generally remained out of favor.  Management also performed an annual review of the core deposit and other intangible assets as of February 2009.  Based upon these reviews, management determined there was no impairment of goodwill or other intangible assets as of March 31, 2009.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The goodwill and core deposit and other intangible assets related to Heritage were $55.4 million and $8.9 million at acquisition.

Total deposits increased $51.4 million, or 2.2%, during the first quarter of 2009, to close at $2.44 billion as of March 31, 2009.  The category of deposits that grew the most in the first quarter of 2009 was certificates of deposits, which increased $74.0 million as customers moved to lock in rates in a declining interest rate environment.  Money market deposit accounts decreased by $58.3 million, from $543.3 million to $485.0 million during the same period, but this decrease was offset somewhat by growth in savings deposits of $26.9 million, or 24.4%.  As noted previously, the Company also participates in the expanded FDIC insurance coverage program that became available in November 2008 and is set to expire in December 2009.  The average cost of interest bearing deposits decreased from 3.53% in the first quarter of 2008 to 2.23%, or 130 basis points, in the first quarter of 2009.  Likewise, the average cost of interest bearing liabilities, decreased from 3.64% in the first quarter of 2009 to 2.25% in the first quarter of 2008, or 139 basis points.

The most significant borrowing in the first quarter of 2008 occurred in January when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of that new credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility and $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company reduced the amount outstanding on the Bank of America senior line of credit by $22.7 million in the first quarter of 2009.  Other major borrowing category changes from December 31, 2008 included a decrease of $158.4 million, or 93.5%, in other short-term borrowings, primarily Federal Home Loan Bank of Chicago (“FHLBC”) advances.  In the stockholders’ equity category, the United States Department of the Treasury completed its investment of $73.0 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of the CPP.  The $4.6 million of fair value ascribed to the warrants is carried in additional paid-in capital.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the

Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2008.

Financial Highlights

In thousands, except share data

	(unaudited)
	Quarter Ended		Year Ended
	March 31,		December 31,
	2009	2008	2008
Summary Income Statement:
Net interest income	$22,206	$19,940	$89,514
Provision for loan losses	9,425	900	30,315
Non-interest income	9,216	8,860	35,273
Non-interest expense	21,329	20,161	80,325
Income taxes	(316)	2,175	2,323
Net income	984	5,564	11,824
Net income available to common stockholders	183	5,564	11,824

Key Ratios (annualized):
Return on average assets	0.13%	0.79%	0.40%
Return to common shareholders on average assets	0.02%	0.79%	0.40%
Return on average equity	1.56%	12.46%	6.03%
Return on average common equity	0.37%	12.46%	6.03%
Net interest margin (non-GAAP tax equivalent)(1)	3.37%	3.18%	3.45%
Efficiency ratio (non-GAAP tax equivalent)(1)	64.92%	65.58%	61.97%
Tangible capital to assets	7.05%	4.47%	4.33%
Tangible common capital to assets	4.64%	4.47%	4.33%
Total capital to risk weighted assets	13.86%	10.36%	10.76%
Tier 1 capital to risk weighted assets	10.75%	7.65%	7.66%
Tier 1 capital to average assets	8.87%	6.64%	6.50%

Per Share Data:
Basic earnings per share	$0.01	$0.43	$0.87
Diluted earnings per share	$0.01	$0.42	$0.86
Dividends declared per share	$0.04	$0.15	$0.63
Common book value per share	$14.22	$14.47	$14.04
Tangible common book value per share	$9.51	$9.53	$9.18
Ending number of shares outstanding	13,824,561	13,740,186	13,755,884
Average number of shares outstanding	13,791,789	13,086,940	13,584,381
Diluted average shares outstanding	13,857,941	13,233,259	13,689,214

End of Period Balances:
Loans	$2,252,424	$2,179,656	$2,271,114
Deposits	2,438,490	2,419,610	2,387,128
Stockholders’ equity	265,041	198,771	193,096
Total earning assets	2,646,875	2,749,806	2,720,142
Total assets	2,901,857	3,000,645	2,984,605

Average Balances:
Loans	$2,261,910	$2,048,417	$2,181,675
Deposits	2,406,827	2,281,050	2,354,925
Stockholders’ equity	255,533	179,599	196,110

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending March 31, 2009 and 2008, respectively, are presented on page 13.

Financial Highlights, continued

In thousands, except share data

	(unaudited)
	Quarter Ended		Year Ended
	March 31,		December 31,
	2009	2008	2008

Asset Quality

Charge-offs	$4,527	$707	$9,383
Recoveries	119	80	465
Net charge-offs	$4,408	$627	$8,918
Provision for loan losses	9,425	900	30,315
Allowance for loan losses to loans	2.06%	0.92%	1.82%

Non-accrual loans (1)	$112,038	$12,354	$106,511
Restructured loans	5,618	—	—
Loans past due 90 days	6,045	943	2,119
Non-performing loans	123,701	13,297	108,630
Other real estate	18,951	—	15,212
Non-performing assets	$142,652	$13,297	$123,842

(1) Includes $11.2 million in non-accrual restructured loans

Major Classifications of Loans

Commercial and industrial	$217,166	$240,007	$244,019
Real estate - commercial	933,692	781,452	929,576
Real estate - construction	370,523	441,113	373,704
Real estate - residential	710,587	673,575	701,221
Installment	18,426	37,298	19,116
Overdraft	502	800	761
Lease financing receivables	3,355	6,886	4,396
	2,254,251	2,181,131	2,272,793
Unearned origination fees, net	(1,827)	(1,475)	(1,679)
	$2,252,424	$2,179,656	$2,271,114

Major Classifications of Deposits

Non-interest bearing	$321,182	$312,813	$318,092
Savings	136,871	117,915	109,991
NOW accounts	280,557	289,223	274,888
Money market accounts	485,011	562,774	543,325
Certificates of deposits of less than $100,000	781,975	659,426	724,439
Certificates of deposits of $100,000 or more	432,894	477,459	416,393
	$2,438,490	$2,419,610	$2,387,128

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$36,840	$66,099
Interest bearing deposits with financial institutions	293	809
Federal funds sold	3,764	5,497
Short-term securities available-for-sale	2,176	809
Cash and cash equivalents	43,073	73,214
Securities available-for-sale	359,590	405,577
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	13,044
Loans held-for-sale	15,584	23,292
Loans	2,252,424	2,271,114
Less: allowance for loan losses	46,288	41,271
Net loans	2,206,136	2,229,843
Premises and equipment, net	61,459	62,522
Other real estate owned	18,951	15,212
Mortgage servicing rights, net	1,325	1,374
Goodwill, net	57,579	59,040
Core deposit and other intangible asset, net	7,529	7,821
Bank-owned life insurance (BOLI)	48,881	48,754
Accrued interest and other assets	68,706	44,912
Total assets	$2,901,857	$2,984,605

Liabilities
Deposits:
Non-interest bearing demand	$321,182	$318,092
Interest bearing:
Savings, NOW, and money market	902,439	928,204
Time	1,214,869	1,140,832
Total deposits	2,438,490	2,387,128
Securities sold under repurchase agreements	34,814	46,345
Federal funds purchased	28,100	28,900
Other short-term borrowings	10,973	169,383
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	23,184
Accrued interest and other liabilities	20,561	33,191
Total liabilities	2,636,816	2,791,509

Stockholders’ Equity
Preferred stock	68,448	—
Common stock	18,373	18,304
Additional paid-in capital	63,677	58,683
Retained earnings	212,658	213,031
Accumulated other comprehensive loss	(3,316)	(2,123)
Treasury stock	(94,799)	(94,799)
Total stockholders’ equity	265,041	193,096
Total liabilities and stockholders’ equity	$2,901,857	$2,984,605

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year to Date
	March 31,		December 31,
	2009	2008	2008
Interest and Dividend Income
Loans, including fees	$30,114	$34,305	$135,335
Loans held-for-sale	312	224	637
Securities:
Taxable	3,796	4,729	15,745
Tax-exempt	1,431	1,484	5,937
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	56	17	83
Federal funds sold	2	29	146
Interest bearing deposits	2	4	44
Total interest and dividend income	35,713	40,792	157,927
Interest Expense
Savings, NOW, and money market deposits	1,846	4,810	14,513
Time deposits	9,701	12,324	42,046
Securities sold under repurchase agreements	98	336	837
Federal funds purchased	42	970	1,372
Other short-term borrowings	147	789	2,593
Junior subordinated debentures	1,072	1,065	4,281
Subordinated debt	490	315	1,831
Notes payable and other borrowings	111	243	940
Total interest expense	13,507	20,852	68,413
Net interest and dividend income	22,206	19,940	89,514
Provision for loan losses	9,425	900	30,315
Net interest and dividend income after provision for loan losses	12,781	19,040	59,199
Non-interest Income
Trust income	1,889	2,182	8,061
Service charges on deposits	2,112	2,055	9,318
Secondary mortgage fees	409	283	890
Mortgage servicing income	137	152	565
Net gain on sales of mortgage loans	2,486	1,945	5,856
Securities (losses) gains, net	(77)	308	1,882
Increase in cash surrender value of bank-owned life insurance	127	287	616
Debit card interchange income	576	551	2,366
Other income	1,557	1,097	5,719
Total non-interest income	9,216	8,860	35,273
Non-interest Expense
Salaries and employee benefits	10,885	11,623	44,525
Occupancy expense, net	1,515	1,438	6,003
Furniture and equipment expense	1,740	1,786	6,850
FDIC insurance	817	302	1,465
Amortization of core deposit and other intangible asset	292	200	1,096
Advertising expense	432	372	2,013
Other expense	5,648	4,440	18,373
Total non-interest expense	21,329	20,161	80,325
Income before income taxes	668	7,739	14,147
(Benefit) provision for income taxes	(316)	2,175	2,323
Net income	984	5,564	11,824
Preferred stock dividends	801	—	—
Net income available to common stockholders	$183	$5,564	$11,824

Basic earnings per share	$0.01	$0.43	$0.87
Diluted earnings per share	0.01	0.42	0.86
Dividends declared per share	0.04	0.15	0.63

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$856	$2	0.93%	$801	$4	1.98%
Federal funds sold	8,307	2	0.10	3,901	29	2.94
Securities:
Taxable	320,179	3,796	4.74	394,319	4,729	4.80
Non-taxable (tax equivalent)	146,503	2,202	6.01	154,101	2,283	5.93
Total securities	466,682	5,998	5.14	548,420	7,012	5.11
Dividends from FRB and FHLB stock	13,044	56	1.72	9,802	17	0.69
Loans and loans held-for-sale	2,286,003	30,482	5.33	2,064,136	34,574	6.63
Total interest earning assets	2,774,892	36,540	5.27	2,627,060	41,636	6.28
Cash and due from banks	45,406	—	—	47,940	—	—
Allowance for loan losses	(43,298)	—	—	(18,960)	—	—
Other non-interest bearing assets	234,430	—	—	170,562	—	—
Total assets	$3,011,430			$2,826,602

Liabilities and Stockholders’ Equity
NOW accounts	$274,651	$276	0.41%	$255,415	$802	1.26%
Money market accounts	524,348	1,429	1.11	523,664	3,822	2.94
Savings accounts	120,045	141	0.48	102,952	186	0.73
Time deposits	1,181,042	9,701	3.31	1,071,852	12,324	4.62
Total interest bearing deposits	2,100,086	11,547	2.23	1,953,883	17,134	3.53
Securities sold under repurchase agreements	50,066	98	0.79	43,763	336	3.09
Federal funds purchased	34,183	42	0.49	110,435	970	3.47
Other short-term borrowings	123,064	147	0.48	86,266	789	3.62
Junior subordinated debentures	58,378	1,072	7.35	58,044	1,065	7.34
Subordinated debt	45,000	490	4.36	26,703	315	4.67
Notes payable and other borrowings	18,611	111	2.39	22,219	243	4.33
Total interest bearing liabilities	2,429,388	13,507	2.25	2,301,313	20,852	3.64
Non-interest bearing deposits	306,741	—	—	327,167	—	—
Accrued interest and other liabilities	19,768	—	—	18,523	—	—
Stockholders’ equity	255,533	—	—	179,599	—	—
Total liabilities and stockholders’ equity	$3,011,430			$2,826,602
Net interest income (tax equivalent)		$23,033			$20,784
Net interest income (tax equivalent) to total earning assets			3.37%			3.18%
Interest bearing liabilities to earnings assets	87.55%			87.60%

Notes:	Non-accrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands)

	(unaudited)
	Three Months Ended		Year Ended
	March 31,		December 31,
	2009	2008	2008
Net Interest Margin
Interest income (GAAP)	$35,713	$40,792	$157,927
Taxable-equivalent adjustment:
Loans	56	45	215
Investments	771	799	3,197
Interest income - FTE	36,540	41,636	161,339
Interest expense (GAAP)	13,507	20,852	68,413
Net interest income - FTE	$23,033	$20,784	$92,926
Net interest income - (GAAP)	$22,206	$19,940	$89,514
Average interest earning assets	$2,774,892	$2,627,060	$2,692,648
Net interest margin (GAAP)	3.25%	3.05%	3.32%
Net interest margin - FTE	3.37%	3.18%	3.45%

Efficiency Ratio
Non-interest expense	$21,329	$20,161	$80,325
Less amortization of core deposit and other intangible asset	292	200	1,096
Less loss on sale of OREO	52	—	13
Less one time settlement to close office	—	55	55
Less merger costs (adjusted in Q4)	—	667	881
Adjusted Noninterest expense	20,985	19,239	78,280

Net interest income (GAAP)	22,206	19,940	89,514
Taxable-equivalent adjustment:
Loans	56	45	215
Investments	771	799	3,197
Net interest income - FTE	23,033	20,784	92,926
Non-interest income	9,216	8,860	35,273
Less securities (losses) gains, net	(77)	308	1,882
Non-interest income net of securities (losses) gains, net plus net interest income - FTE	32,326	29,336	126,317
Efficiency ratio	64.92%	65.58%	61.97%